Exhibit 10.4

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS AND AN ASTERISK, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into as of the 5th day of August, 2011 (the “Effective Date”), by and between LIQUIDMETAL TECHNOLOGIES, INC., a Delaware corporation having its principal place of business at 30452 Esperanza, Rancho Santa Margarita, CA  92629 (“Licensor”), and INNOVATIVE MATERIALS GROUP, LLC, a California limited liability company having its principal place of business at 2749 Saturn St., Brea, CA, 92821  (“Licensee”).  This Agreement is being entered into pursuant to that certain Stock Purchase Agreement of even date herewith between Licensor and Licensee (the “Stock Purchase Agreement”), and the parties hereto agree that this Agreement shall automatically terminate and be null and void ab initio and of no further force and effect upon the occurrence of an Approval Failure (as defined in the Stock Purchase Agreement).

RECITALS:

A.          Licensor is engaged in the business of developing, manufacturing, and marketing products made from Amorphous Alloys (as defined herein).

B.           Licensor has certain patents and technical information pertaining to the composition, processing, properties, and applications of Amorphous Alloys.

C.           Licensee is a manufacturer which desires to license from Licensor certain patents and technical information for the limited purpose of producing certain licensed products within a specified field of use, subject to the terms and conditions of this Agreement.

AGREEMENTS:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements set forth herein, Licensor and Licensee agree as follows:

ARTICLE 1
DEFINITIONS

For purposes of this Agreement and except as otherwise specifically set forth herein, the following capitalized terms shall have the following meanings:

1.1.           “Amorphous Alloy” means any one or more amorphous alloys or bulk metallic glasses (or composite materials containing amorphous alloys or bulk metallic glasses).

1.2.           “Casting Machines” means the casting machines in existence of the date of this Agreement that are owned by AMM or the Licensor’s Korean subsidiary as of the date of the AMM Equity Acquisition.

1.3.           “Confidential Information” shall mean any and all commercial, technical, financial, proprietary, and other information relating to the Discloser, its affiliates, and their respective business operations, including, but not limited to, samples, data, technical information, know-how, formulas, ideas, inventions, discoveries, Patents, Patent applications, Intellectual Property, product development plans, demonstrations, business and financial information, applications and designs, and all manifestations or embodiments relating to the foregoing and all improvements made thereto, in whatever form provided, whether oral, written, visual, machine-readable, electronic, or otherwise.  For purposes of this Agreement, Licensor’s Confidential Information shall include, but not be limited to, the Licensed Patents, Licensed Technical Information, the design and functionality of the Casting Machines, and any and all information relating to the composition, processing, properties, and applications of Liquidmetal Alloys.  “Confidential Information” also includes any information described above which the Discloser obtains from a third party and which the Discloser treats as proprietary or designates as confidential, whether or not owned or developed by the Discloser.

1.4.           “Discloser” shall mean the party that is disclosing Confidential Information under this Agreement, regardless of whether such Confidential Information is being provided directly by such party, by a Representative of the party, or by any other person that has an obligation of confidentiality with respect to the Confidential Information being disclosed.

1.5.           “Field” shall mean any customer and any industry throughout the world, but subject to the restrictions set forth in Exhibit B hereto and subject to the provisions of Section 2.5 below, the

1.6.           “Improvements” means all discoveries and/or inventions (whether patented or not) that constitute a modification of the licensed invention or process described in a Licensed Patent, provided such modification, if unlicensed, would infringe one or more claims of the Licensed Patent.

1.7.           “Intellectual Property” means any and all inventions (whether or not protected or protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protected or protectable under copyright laws), moral rights, trade secrets, developments, designs, applications, processes, know-how, discoveries, ideas (whether or not protected or protectable under trade secret laws), and all other subject matter protected or protectable under patent, copyright, moral right, trademark, trade secret, or other laws, including, without limitation, all new or useful art, combinations, formulae, manufacturing techniques, technical developments, applications, data, and research results.

1.8.            “Licensed Patents” means the Patents listed in Exhibit A attached hereto (which are owned by Crucible Intellectual Property, LLC and which are sublicensed to Licensee hereunder), and all Patents issuing from later filed divisionals, reissues, reexaminations, continuations, continuations-in-part, renewals, extensions, substitutions, and foreign equivalents and counterparts thereof; any future Improvements to the Licensed Patents; and, upon the prior written approval of Licensor (which approval will not be unreasonably withheld), any future Patents of Licensor which relate to the production of Licensed Products within the Field.  Any such future Patent which relates to the production of Licensed Products within the Field shall not constitute a Licensed Patent hereunder unless and until Licensor has provided written notification to Licensee describing such Patent and confirming that such Patent is then a Licensed Patent, and further provided that no future Patent shall be a Licensed Patent if and to the extent that the Licensor or its Affiliates are subject to any contractual restrictions with a third-party that would prevent the license or sublicense of such Patent hereunder.  A Patent shall cease to be a “Licensed Patent” for purposes of this Agreement on the date on which such Patent expires.

1.9.           “Licensed Products” means parts and/or products that either (i) incorporate or utilize any material, technology, or process covered by at least one claim of a Licensed Patent or (ii) are manufactured or processed using the Casting Machines, subject in all cases to the restrictions set forth in Exhibit B hereto and subject to the provisions of Section 2.5 below.

1.10.         “Licensed Technical Information” means unpublished research and development information, unpatented inventions, know-how, trade secrets, and technical data now or hereafter in the possession of Licensor that are reasonably necessary for using the Licensed Patents to produce Licensed Products within the Field, provided Licensor has the right to disclose such items to Licensee and is not contractually prohibited from doing so.

1.11.         “Licensee Affiliate” means any corporation, limited liability company, or other legal entity which directly or indirectly controls, is controlled by, or is under common control with Licensee or its successors or assigns, or any successor or assign of such an entity.  For the purposes of this Agreement, “control” shall mean the direct or indirect ownership of more than fifty percent (50%) of the outstanding shares on a fully diluted basis or other voting rights of the subject entity to elect directors or managers, or the right to direct or cause the direction of the management and policies of the subject entity whether by contract or otherwise, or if not meeting the preceding, any entity owned or controlled by, or owning or controlling, the subject entity at the maximum control or ownership right permitted in the country where such entity exists; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  The parties agree that Performance Material Korea Co., Ltd., a Korean company, is deemed to be a Licensee Affiliate.

1.12.         “Liquidmetal Alloy” means an Amorphous Alloy composition that is proprietary to Liquidmetal.

1.13.         “Net Sales Price” means, for purposes of computing royalties under this Agreement, Licensee’s invoice price, after deduction of regular trade and quantity discounts, but before deduction of any other items, including, but not limited to, freight allowances, cash discounts, taxes, and agents’ commissions.

1.14.         “New Amorphous Alloy Technology” shall have the meaning ascribed to it in Article 8 (Intellectual Property) hereof.

1.15.         “Patents” means any and all letters patent (including, but not limited to, patents of implementation, improvement, or addition, utility model and appearance design patents, and inventors certificates, as well as all divisionals, reissues, reexaminations, continuations, continuations-in-part, renewals, extensions, substitutions, foreign equivalents and counterparts, and any other forms of patent protection directed to the inventions covered by any of the foregoing), applications for letters patent (including, but not limited to, all foreign counterpart patent applications), and letters patent that may issue on such applications.

1.16.         “Recipient” shall mean the party receiving Confidential Information that is protected under this Agreement.

1.17.         “Representatives” shall mean the respective directors, officers, employees, financial advisors, accountants, attorneys, agents, and consultants of a party.

1.18.         “Trademark” shall mean the “Liquidmetal®” mark.

ARTICLE 2
LICENSE GRANT

2.1.           Patent License.

(a)  Nonexclusive License.  Licensor hereby grants to Licensee a non-exclusive, royalty-bearing, non-transferable license under the Licensed Patents to make, use, offer to sell, sell, export, and import Licensed Products within the Field during the term of this Agreement.  This license shall not include the right to grant sublicenses without the prior written consent of Licensor, except, however, upon the written notice to Licensor, Licensee can sublicense to any Licensee Affiliate who agrees in writing to be party to this Agreement (and subject to the restrictions and liable to Licensor herein) just as if it were Licensee hereunder and to be jointly and severally liable with Licensee hereunder for all obligations, restrictions, and liabilities of Licensee hereunder.  Upon the request of Licensor, Licensee will cause any non-U.S. Licensee Affiliate to enter into any further agreements or execute any additional documents directly with Licensor as shall be necessary or helpful to ensure that the terms of this Agreement are fully enforceable against such Licensee Affiliate.

(b)  Exclusive License for Eyewear Products.  Licensor hereby grants to Licensee an exclusive, royalty-bearing, non-transferable license under the Licensed Patents to make, use, offer to sell, sell, export, and import Eyewear Products during the term of this Agreement.  This license shall not include the right to grant sublicenses without the prior written consent of Licensor, except, however, upon the written notice to Licensor, Licensee can sublicense to any Licensee Affiliate who agrees in writing to be party to this Agreement (and subject to the restrictions and liable to Licensor herein) just as if it were Licensee hereunder and to be jointly and severally liable with Licensee hereunder for all obligations, restrictions, and liabilities of Licensee hereunder.  Upon the request of Licensor, Licensee will cause any non-U.S. Licensee Affiliate to enter into any further agreements or execute any additional documents directly with Licensor as shall be necessary or helpful to ensure that the terms of this Agreement are fully enforceable against such Licensee Affiliate.  The exclusive license sent forth in this paragraph shall be subject in all cases to the restrictions set forth in Exhibit B hereto and subject to the provisions of Section 2.5 below.  For purposes of this Agreement, “Eyewear Products” means Licensed Products that constitute reading eyeglasses, prescription eyeglasses, or sun glasses that are intended for normal and everyday use by consumers in ordinary climates and environments and that are not made primarily or specifically for use (whether or not by consumers) in connection with (i) any industrial, medical, military, or manufacturing activity, or (ii) the use of specific devices or equipment (such as, without limitation, 3D glasses for use in connection with televisions or other media or glasses made specifically for use in connection with game systems).  In no case shall “Eyewear Products” include any Consumer Electronic Product, as defined in Exhibit B to this Agreement.  At any time after the third (3rd) anniversary of this Agreement and upon written notice to Licensee, Licensor may terminate the rights and licenses set forth in this paragraph if the cumulative Net Sales Price of Eyewear Products sold by Licensee under this Agreement during the first three (3) years of this Agreement do not equal or exceed Five Hundred Thousand Dollars ($500,000).

2.2.           Technical Information License.  Licensor hereby grants to Licensee a non-exclusive, royalty-bearing, limited, non-transferable license under the Licensed Technical Information to make, use, offer to sell, sell, export, and import Licensed Products within the Field during the term of this Agreement.  This license shall not include the right to grant sublicenses without the prior written consent of Licensor, except, however, upon the written notice to Licensor, Licensee can sublicense to any Licensee Affiliate who agrees in writing to be party to this Agreement (and subject to the restrictions and liable to Licensor herein) just as if it were Licensee hereunder and to be jointly and severally liable with Licensee hereunder for all obligations, restrictions, and liabilities of Licensee hereunder.  Upon the request of Licensor, Licensee will cause any non-U.S. Licensee Affiliate to enter into any further agreements or execute any additional documents directly with Licensor as shall be necessary or helpful to ensure that the terms of this Agreement are fully enforceable against such Licensee Affiliate.

2.3.           Reservation of Rights.  The parties agree and acknowledge that Licensor shall at all times retain the right to engage in research and technology development activities relating to the Licensed Patents and the Licensed Technical Information and Licensor shall have the unlimited right to engage, partner with, or otherwise work with third parties of its choosing in connection with such activities.  Additionally, all rights not specifically granted to Licensee by this Agreement are expressly reserved by Licensor.

2.4.           Delivery of Materials Relating to Licensed Patents and Technical Information of Licensor. In connection with the grant of the licenses set forth in Sections 2.1 and 2.2 above, at all reasonable times and upon reasonable request of Licensee, Licensor shall make available to Licensee, in each case within a commercially reasonable time frame, for Licensee’s internal use pursuant to this Agreement and subject to the confidentiality provisions of this Agreement, one copy of all Licensed Technical Information and one copy of all documentation relating to the Licensed Patents, in each case to the extent then already in possession and control of Licensor and reasonably reproducible. Licensor has the obligation to assure a continuous flow of information in favor of Licensee, so as to keep Licensee updated on Amorphous Alloy as well as New Amorphous Alloy Technology.

2.5.           Modification to Scope of License.

(a)         Notwithstanding the rights of Licensee under this Agreement, at any time during the term of this Agreement and upon written notice to Licensee, Licensor and its affiliates shall be permitted to grant an exclusive license with respect to any of the Licensor’s or its affiliates’ current or future Intellectual Property, including without limitation the Licensed Patents and/or Licensed Technical Information (“Third-Party Licensed Technology”), to any third party or group of third parties (a “Third Party”) within one or more specified exclusive fields and/or products and regardless of whether the scope of the exclusivity is defined in terms of geographic area, application area, product category, and/or other features (such fields and scope of exclusivity being referred to as the “Scope of Third Party Exclusivity”).  Immediately upon the grant of any such license by the Licensor, the scope of Licensee’s non-exclusive license as set forth herein shall be automatically, and without any further action by the parties hereto, be adjusted so that the license and rights granted herein shall no longer include a license to the Third-Party Licensed Technology within the Scope of Third-Party Exclusivity.  In such event, the provisions hereof, including without limitation the definitions of “Licensed Product,” “Field”, “Licensed Patents,” and “Licensed Technical Information” herein, shall be automatically deemed to be amended to the extent necessary to provide that Licensee will thereafter have no further rights or licenses of any type with respect to the Third-Party Licensed Technology in the Scope of Third Party Exclusivity.

(b)         In the event that Licensor desires to grant a license of the type described in Section 2.5(a) above (a “Proposed License”), and in the event that the Scope of Third Party Exclusivity of the Proposed License would by reason of Section 2.5(a) hereof preclude Licensee from continuing to make and sell Existing Products to Existing Customers, then Licensor shall, no less than thirty (30) days before granting the Proposed License, inform Licensee in writing of the Proposed License and the terms, conditions, and licensee thereunder.  Licensee shall have the right, within fifteen (15) days after delivery of such written notice, to provide to Licensor a written offer to acquire a license having the same scope of the Proposed License upon the same or better terms as the Proposed License, and in the event that Licensee makes any such proposal, the Board of Directors of Licensor shall have a good faith obligation to consider such Licensee proposal.  However, any good faith determination by the Board of Directors of Licensor to refuse to accept such Licensee proposal shall be final and binding on the parties hereto and shall not be subject to challenge.

(c)         Licensee acknowledges that the provisions of this Section 2.5, as well as the other terms, restrictions, and conditions of this Agreement, shall apply to permitted sublicensees of Licensee and shall operate to restrict or limit the rights of such permitted sublicensees just as though they were the Licensee hereunder.  However, the rights of Licensee set forth in Section 2.5(b) above are granted to Licensee alone and not to any sublicensee.

2.6.           Compliance with Laws.  In the exercise of its rights and licenses hereunder, Licensee shall at all times comply (and shall cause any permitted sublicensees to comply) with any federal, state, local, and foreign laws, rules, or regulations applicable to the exercise or its rights hereunder or its business operations, including acquiring any necessary governmental permits or licenses in the Peoples’ Republic of China or any other jurisdiction.

2.7.           Relationship Between Licensee and Licensor.  Licensee acknowledges that Licensor and Licensees are independent contractors and independent companies and that Licensee will at no time act (or purport to act) on behalf of Licensor or bind (or purport to bind) Licensor or any Licensor’s affiliates.  In all of its dealings and business affairs, Licensee and its affiliates will clearly indicate to third-parties that Licensee is an independently owned company and is not an affiliate of Licensor.  Licensee shall cause all of its directors, representatives, owners, employees, contractors, consultants, distributors, and sale agent to comply with the foregoing terms and provisions of this paragraph.

2.8.           Technical and Parts Information.  Upon the request of Licensor, Licensee shall (i) share with Licensor all technical information and data relating to any Licensed Products and the Amorphous Alloys used in such Licensed Products, including without limitation any product or alloy quality information and manufacturing and/or processing parameters and (ii) provide Licensor with reasonable sample quantities of Licensed Products.

2.9.            Trademark License.  Licensee may market, promote, and sell the Licensed Products under the Trademark only with the prior written approval of Licensor, which approval will not be unreasonably withheld.  It shall not be considered unreasonable for Licensor to withhold such approval for, among other reasons, product quality concerns or because the use of the Trademark may be inconsistent with the Licensor’s branding and product strategy.  In the event of a Licensed Product that is not made with  Liquidmetal Alloy, then Licensor may withhold such approval for any reason whatsoever.  With respect to any Licensed Product as to which Licensee desires to market, promote, and/or sell under the Trademark (a “Trademarked Product”), Licensee shall first deliver samples of the proposed Trademarked Product to Licensor and shall provide Licensor with all packaging, copy, and other materials or products on which the Trademark will appear in substantially the manner in which Licensee desires the Trademark to be used and appear (the “Proposed Usage”).  Licensor will use reasonably commercial efforts to promptly approve or disapprove the Proposed Usage.  Subject to such approval, Licensor hereby grants to Licensee a worldwide, royalty-free, fully paid up, non-transferable license to use the Trademark in connection with the marketing and sale of Licensed Products in accordance with any Proposed Usage approved by Licensor in writing, subject to the following terms and conditions:

(a)         Except as otherwise agreed to by Licensor in writing, all use of the Trademark by Licensee is subject to Licensor’s standard trademark usage policy in effect from time to time (provided that Licensor delivers a copy of such policy to Licensee).

(b)        All stylized use of the Trademark shall be solely in the original logotype identified by Licensor, except as otherwise agreed in writing by Licensor.

(c)         Licensee agrees not to affix the Trademark to products other than the Licensed Products.  Furthermore, Licensee agrees not to attach any additional trademarks, logos, or designations to the Licensed Products without the prior written consent of Licensor (which consent will not be unreasonably withheld.  The “®” icon shall always follow the Trademark.

(d)         Licensee shall not challenge the validity of Licensor’s rights in and to the Trademark or the validity of the Trademark or any registration(s) thereof.  Licensee agrees that it shall not register or attempt to register the Trademark or any other trademark or trade name of Licensor, or use or register any other trademark or trade name which may be confusingly similar to the Trademark or any other trademark or trade name of Licensor.

(e)         Licensee shall promptly, upon receipt of notice thereof, fully inform Licensor as to any actual or proposed action, by any governmental agency, consumer or environmental group, media or other organization, directed toward removing from the market any Licensed Product based on alleged injury or death, alleged potential for harm, product defect, alleged contamination, tampering or similar occurrence, actual or alleged violation of law in connection with production, labeling, packaging, storage, shipment, advertising or sale, or for any other reason whatsoever.  Licensee shall likewise promptly inform Licensor as to any proposal to remove from the market any such Licensed Product as described above on account of suspected nonconformity with applicable product quality or safety standards, improper labeling, possibility of consumer harm, and/or violation of any law or regulation.  Licensee shall not issue any public statement stating or implying that Licensor has any responsibility for the manufacture, packaging, labeling, shipping, advertising or any other activity related to the sale of Licensed Products, without first reviewing the same with and seeking the input on the same from Licensor.

(f)         Licensee shall not vary the Proposed Usage which is approved in writing by Licensor, unless the variation of the Proposed Usage is approved in advance by Licensor in writing, in which case the term “Proposed Usage” will refer to the Proposed Usage as varied by the approved variation.

(g)         Upon written notice to the Licensee, Licensor shall have the right to revoke any prior approval of a Proposed Usage with respect to any Licensed Product as to which there has been a breach of Section 2.10 below.

2.10.         Quality Guidelines and Distributors.  Licensor may from time to time publish and distribute to its partners and licensees written alloy and product quality guidelines that apply generally to Licensor, partners, and licensees and that relate to the quality of Amorphous Alloys and parts made in whole in or part therefrom (the “Quality Guidelines”).  Licensee and the Licensed Products shall comply with any Quality Guidelines that are delivered to Licensee from and after the date that Licensee receives such Quality Guidelines.  However, any failure to comply with the Quality Guidelines shall not be deemed to be a breach of this Section 2.10 unless and until (i) Licensor notifies Licensee in writing of such failure, (ii) Licensee fails to cure such noncompliance within a reasonable time after such notice.  Any distributors of Licensed Products shall be subject to the prior written approval of Licensor, and (iii) such failure occurs with respect to a Licensed Product that is being manufactured, marketed, distributed, sold, or promoted under the Trademark or under any other brand or identity associated with the Licensor.  The Quality Guidelines as applied to Licensee shall take into account the constraints and limitations of the casting machines that Licensee is permitted to use under this Agreement, the nature and type of the part being made therewith, and customer return rates; provided, however, that customer return rates of greater than ten percent (10%) shall automatically be deemed to be a breach of the Quality Quidelines.

ARTICLE 3
LICENSE FEES AND ROYALTIES

3.1.           Royalty Rate.  Licensee agrees to pay Licensor a royalty equal to [*] percent ([*]%) of the Net Sales Price of Licensed Products sold to Licensee’s customers.  Licensed Products are deemed to be sold on the date on which Licensee issues its invoice for the Licensed Products to the applicable customer, but no later than the date on which such Licensed Products are shipped by Licensee.  All royalties will be paid in United States Dollars.  If multiple Licensed Patents are used by Licensee, the above royalty rate applies only once to a particular Licensed Product (as multiple royalties shall not be payable on the same product).

3.2.           Net Sales Price Adjustment.  The parties acknowledge that some of the Licensed Products will not be sold separately, but rather will be sold in combination with or as parts of other products.  For example, some products sold by Licensee may be “composites,” which are materials made from two or more different materials (including, but not limited to, the combination of an amorphous material and a non-amorphous material of the same composition).  Other products sold by Licensee may be “multi-component products,” which are products composed of two or more different components.  In all such cases, where Licensed Products are not sold separately, but are sold in combination with or as parts of other products, the Net Sales Price of the Licensed Products so sold shall be calculated for the purpose of computing royalties due by applying to the total Net Sales Price (as herein defined) of the combined or composite products a fractional multiplier having as its denominator the total manufacturing cost of the combined or composite products (determined in accordance with Licensee’s customary accounting procedures) and as its numerator the manufacturing cost of the included Licensed Products (similarly determined).  Licensee shall disclose its production calculations and the parties shall set forth in good faith the said calculation.

3.3.           Royalties for Transactions Not at Arm’s Length.  In order to assure to Licensor the full royalty payments contemplated by this Agreement, Licensee agrees that in the event any Licensed Products shall be sold (1) to a Licensee Affiliate, or (2) to a corporation, firm, or association with which, or individual with whom, Licensee or its stockholders or affiliates shall have any agreement, understanding or arrangement (such as, among other things, an option to purchase stock, or an arrangement involving a division of profits or special rebates or allowances) without which agreement, understanding or arrangement, prices paid by such corporation, firm, association or individual for the Licensed Products would be higher than the Net Sales Price reported by Licensee, or if such agreement, understanding or arrangement results in extending to such corporation, firm, association or individual lower prices for Licensed Products than those charged to outside concerns buying similar products in similar amounts and under similar conditions, then, and in any such events, the royalties to be paid hereunder in respect of such Licensed Products shall be computed on the Net Sales Price at which the Licensee Affiliate or other purchaser of Licensed Products resells them, or if such Licensed Products are not resold, the Net Sales Price at which products of similar kind and quality, sold in similar quantities, are then currently being offered for sale by other manufacturers.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS AND AN ASTERISK, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

3.4.           Avoidance of Doubt.  Licensee agrees to pay to Licensor a royalty equal to a percentage of the Net Sales Price of a Licensed Product, be it a licensed alloy, a licensed shaping process or a licensed application.  Licensee owes one such royalty as soon as one Licensed Patent is used; if several Licensed Patents are used, there is still only one royalty due (no multiple royalties).

3.5.           Quarterly Payment.  Royalties shall be paid to Licensor on a quarterly basis within forty-five (45) days following the end of each calendar quarter.

3.6.           Late Fees.  In the event Licensee is late in making payments to Licensor under any provision of this Agreement, for each month (or portion thereof) that such payments are late, Licensee shall pay Licensor a late charge equal to the lesser of one and one-half percent (1.5%) or the maximum rate permitted by law multiplied by the amount of the payment that is late (including any prior accumulated late charges).

3.7.           Taxes.  All payments due hereunder shall be paid without deduction for taxes.  Moreover, each party bears its own taxes, independently of the present Agreement.

3.8.           Early Termination.  In the event Licensor terminates the license granted under this Agreement for nonpayment of royalties or other amounts owed by Licensee, in accordance with the terms of this Agreement, all amounts then owing by Licensee shall immediately become due and payable.

3.9.           Transfer of Eyewear License.  Notwithstanding anything in this Agreement to the contrary, Licensee may not transfer, assign, sell, or sublicense the right and license set forth in Section 2.1(b) above without the prior written consent of Licensor (which consent will not be unreasonably withheld).  In the event of such a transfer, assignment, sale, or sublicense approved by Licensor (a “License Transfer”), Licensee shall (i) require the party to whom the License Transfer is made to comply the terms and provisions of this Agreement, including the provisions for the payment of royalties pursuant to Section 3.1 below, and (ii) pay to Licensor an amount (the “Sharing Payment”) equal to ten percent (10%) of all consideration received by Licensee in connection with or as a result of such License Transfer (the “License Transfer Consideration”).  The Sharing Payment shall be paid in U.S. dollars within ten (10) days after Licensee or its Affiliates receives any item of License Transfer Consideration.  If any License Transfer Consideration is paid in the form of property or assets other than cash, then the portion of the Sharing Payment attributable thereto shall be paid in cash in an amount equal to the fair market value of such property or assets.  “License Transfer Consideration” shall include all payments made to Licensee or its Affiliates as a result of, or in connection with the License Transfer, including without limitation running royalties, one-time license fees, milestone payments, consulting fee payments, services payments, marketing fees, and the like.  However, if the License Transfer occurs on or prior to the first anniversary of this Agreement, the above Sharing Payment percentage shall be 30% (instead of 10%), and if it occurs on or prior to the second anniversary and after the first anniversary, it shall be 20%.

ARTICLE 4
REPORTS AND AUDITS

4.1.           Reports.  Licensee shall keep accurate and sufficient records to determine amounts owed to Licensor under this Agreement.  Licensee shall make a written report detailing the basis for any computations to Licensor within thirty (30) days following each calendar quarter.  Along with such reports, Licensee shall transmit payment for the royalty shown to be due.  In the event no royalty is due, the report shall so state.  Records necessary for the computation of amounts payable by Licensee under this Agreement shall be maintained by Licensee for a period of five (5) years following each accounting report due hereunder.  In addition, within fifteen (15) days after the end of each calendar month, Licensee shall provide to Licensor a written report and description of all Licensed Products shipped during such month, the quantity shipped, the amounts invoiced therefor, and the “billed to” and “shipped to” recipients and their respective addresses.

4.2.           Audits.  Such records of Licensee shall be open once per year to inspection by Licensor or an auditor selected by Licensor and approved by Licensee during regular business hours of Licensee.

4.3.           Costs of the Auditor.  These costs shall be borne by Licensor.  In the case of discovery of inaccuracies resulting in an underpayment of royalties by Licensee of more than five percent (5%), the costs of the auditor shall be borne by the Licensee.

ARTICLE 5
LICENSOR REPRESENTATIONS AND WARRANTIES

5.1.           Representations and Warranties.  Licensor represents and warrants that it either owns the Licensed Patents or has the full right and power to grant the licenses set forth herein.

5.2.           Disclaimer of Warranties.  THE WARRANTIES CONTAINED IN THIS ARTICLE ARE THE ONLY WARRANTIES MADE BY LICENSOR.  LICENSOR EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR ARISING OUT OF CUSTOM OR TRADE USAGE, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.  LICENSOR MAKES NO WARRANTIES WITH RESPECT TO FREEDOM FROM ALLEGED INFRINGEMENT OF THIRD PARTY PATENTS OR FREEDOM FROM THIRD PARTY INFRINGERS, AND LICENSOR IS NOT UNDER ANY OBLIGATION TO HOLD LICENSEE HARMLESS AGAINST SUCH ALLEGED INFRINGEMENT OF THIRD PARTY PATENTS NOR TO ENFORCE ITS PATENT PROPERTIES AGAINST ALLEGED INFRINGERS.  NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO BE A REPRESENTATION OR WARRANTY BY LICENSOR OF THE ACCURACY, SAFETY, OR USEFULNESS FOR ANY PURPOSE OF ANY TECHNICAL INFORMATION, TECHNIQUES, OR PRACTICES AT ANY TIME MADE AVAILABLE BY LICENSOR.  PAYMENTS MADE UNDER THIS AGREEMENT DO NOT INCLUDE ANY CONSIDERATION FOR ASSUMPTION OF RISK.  NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY LICENSOR OR LICENSOR’S AUTHORIZED REPRESENTATIVES SHALL CREATE A WARRANTY OR REPRESENTATION OR IN ANY WAY INCREASE THE SCOPE OF THE WARRANTIES CONTAINED IN THIS ARTICLE.  THIS SECTION SHALL BE ENFORCEABLE TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW.

5.3.           Licensed Products.  Licensor assumes no responsibility whatsoever for the performance, operation, maintenance, or manner of use of the Licensed Products made, used, sold, imported, or otherwise disposed of by Licensee.  Licensor shall have no liability with respect to the Licensed Products.

ARTICLE 6
LICENSEE WARRANTIES AND INDEMNIFICATION

6.1.           Representations and Warranties.

(a)          Authority.  Licensee hereby represents and warrants to Licensor that Licensee has full power and authority to enter into this Agreement and to perform the terms and conditions hereof.

(b)         Permits.  Licensee represents and warrants that it has obtained any and all governmental permits, licenses, or other approvals required for the performance of its obligations and the enjoyment of its rights under this Agreement.

6.2.           Product and Environmental Liability.  Licensee agrees that Licensor shall have no liability to Licensee or to any purchasers or users of Licensed Products made or sold by Licensee for any claims, demands, losses, costs, or damages suffered by Licensee, or purchasers or users of Licensed Products, which relate in any way to the manufacture, use, import, or sale of such Licensed Products, including, but not limited to, personal injury, death, property damage, environmental damage, or any claim of defects in design, materials or workmanship of any kind including in the Licensed Products (hereafter, the “Claims”).  Licensee agrees to indemnify and hold Licensor, its officers, directors, employees, agents, representatives, successors and assigns harmless from and against all Claims, provided that (i) Licensee is notified promptly of any Claims being asserted against Licensor, (ii) Licensee has the right to control the defense and settlement of any litigation within the scope of this indemnity, and (iii) all indemnified parties cooperate to the extent reasonably necessary in the defense or settlement of any Claims.  Licensee shall not be responsible for any compromise or settlement made without its consent.

ARTICLE 7
TECHNICAL ASSISTANCE

7.1.           Technical Assistance.  At the request of Licensee, the Licensor shall use reasonable commercial efforts to provide technical assistance with respect to the use of the Licensed Patents and Licensed Technical Information in the manufacture of Licensed Products.  All such technical assistance shall be provided upon mutually agreeable terms and conditions.

ARTICLE 8
INTELLECTUAL PROPERTY

8.1.           Licensee Inventions and Improvements.  In the course of practicing the Licensed Patents and Licensed Technical Information pursuant to licenses granted by this Agreement, Licensee or its permitted sublicensees might develop or assist in the development of new Amorphous Alloys and/or new Intellectual Property relating to the composition, processing, properties, or applications of Amorphous Alloys, including, but not limited to, Improvements to the Licensed Patents (collectively, the “New Amorphous Alloy Technology”).  The parties agree that New Amorphous Alloy Technology shall be owned based on inventorship thereof, except that any New Amorphous Alloy Technology constituting an Improvement to a Licensed Patent (“Improvement Technology”) shall be owned solely and exclusively by Licensor.  Upon the conception or development of any New Amorphous Alloy Technology, whether alone or in conjunction with others, Licensee shall provide written notification to Licensor describing in sufficient detail the nature of the New Amorphous Alloy Technology, and Licensor shall within thirty (30) days of receipt of such written notification confirm in writing whether such New Amorphous Alloy Technology constitutes Improvement Technology, which determination by Licensor shall be binding absent bad faith or manifest error.  Upon their disclosure to Licensor, items of Improvement Technology shall become part of the Licensed Patents and/or Licensed Technical Information hereunder, as appropriate.

8.2.           Assignment.  Title to any and all Improvement Technology shall vest solely and exclusively in Licensor, regardless of inventorship.  Licensee hereby assigns to Licensor, and will cause its employees, contractors, representatives, successors, assigns, affiliates, parents, subsidiaries, officers and directors to assign to Licensor, all right, title and interest in and to any Improvement Technology in which Licensee or any of them acquire rights.  Licensee agrees to cooperate and cause its employees and contractors to cooperate in the preparation and prosecution of Patent applications relating to Licensor’s Intellectual Property, including any Improvement Technology.

ARTICLE 9
TERM AND TERMINATION

9.1.           Term.  Unless earlier terminated pursuant to Section 9.2 below, this Agreement shall be in effect from the Effective Date and shall continue through the tenth (10th) anniversary of the Effective Date (the “Initial Term”).  Upon the expiration of the Initial Term, this Agreement shall continue from year to year until one party terminates the Agreement by giving written  at least ninety (90) days prior written notice to the other party.

9.2.           Early Termination.  Notwithstanding any other provision contained herein, this Agreement may be terminated as follows:

(a)         Material Breach.  This Agreement shall terminate on the sixtieth (60th) day after either party gives the other party written notice of a material breach by the other party of any term or condition of this Agreement, unless such breach is remedied to the reasonable satisfaction of the non-breaching party before the expiration of such 60-day period (although the breaching party shall not have a right to remedy any breach to the extent that such breach, or a substantially similar breach, has occurred two (2) or more times).

(b)         Bankruptcy.  This Agreement may be terminated immediately by a party in the event the other party becomes insolvent, files or has filed against it a petition under any chapter of the United States Bankruptcy Code (or any similar petition under the insolvency law of an applicable jurisdiction) and such petition is not dismissed within thirty (30) days, proposes any dissolution, liquidation, financial reorganization, or re-capitalization with creditors, or makes an assignment or trust mortgage for the benefit of creditors, or if a receiver, trustee, custodian, or similar agent is appointed or takes possession of any property or business of such other party.

(c)          Unlicensed Use.  This Agreement may be terminated immediately without liability by Licensor in the event that unlicensed use of the Licensed Patents, Licensed Technical Information, or other Confidential Information of Licensor has been made by Licensee or a person or party within its control.

(d)         Termination for Nonpayment of Note or other Material Obligations.  This Agreement may be terminated by Licensor upon written notice to Licensee in the event that (i) Licensee fails to timely make any payment of principal or interest under that certain Promissory Note of even date herewith in the original principal amount of $200,000 payable by Licensee to Licensor, or (ii) Licensee or any Licensee Affiliate fails to pay any other payable or monetary obligation to Licensor within sixty (60) days after the date the same is due.

9.3.           Effect of Termination.

(a)          Licensee’s Rights Upon Termination.  Upon termination of this Agreement, the licenses and all other rights granted to Licensee under this Agreement shall immediately terminate.

(b)         Return of Confidential Materials.  Within fifteen (15) days after termination of this Agreement, Licensee shall return to Licensor all Licensed Technical Information and other Confidential Information of Licensor then in its possession, custody or control.

(c)         Continuation of Obligations.  After termination of this Agreement, the provisions of this Agreement concerning the parties’ obligations and responsibilities under Article 10 (Confidentiality) shall continue in full force and effect for an additional period of ten (10) years, and indefinitely for trade secrets; and Licensee’s payment and other obligations under Article 3 (License Fees and Royalties) shall continue in effect until paid.  In the event Licensor terminates the licenses granted under this Agreement in accordance with the terms hereof for nonpayment of royalties or other breach by Licensee, all amounts then owing by Licensee shall immediately become due and payable.

(d)          No Damages for Termination; No Effect on Other Rights and Remedies.  Neither party shall be liable for damages of any kind as a result of properly exercising its respective right to terminate this Agreement according to the terms and conditions of this Agreement, and termination will not affect any other right or remedy of either party

9.4.           Bankruptcy Matters.  Licensor acknowledges that all rights and licenses granted by it under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(56) of the Bankruptcy Code.  Licensor acknowledges that if, as a debtor in possession or a trustee-in-bankruptcy in a case under the Bankruptcy Code, rejects this Agreement, Licensee may elect to retain its rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code.  Licensor irrevocably waives all arguments and defenses arising under 11 U.S.C. 365(c)(1) or successor provisions to the effect that applicable law excuses the party, other than the debtor, from accepting performance from or rendering performance to an entity other than the debtor or debtor in possession as a basis for opposing assumption of the Agreements by the other party in a case under Chapter 11 of the Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(1) or any successor statute. In addition, Licensee shall be entitled to register the license set forth in this Agreement in any jurisdiction in order to perfect its rights hereunder as to third parties.

ARTICLE 10
CONFIDENTIALITY

10.1.         Terms of Agreement.  Each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party; provided, however, that disclosures may be made as required by securities or other applicable laws; or by either party to its accountants, attorneys, and other professional advisors.  Neither party shall release any publicity or information concerning this Agreement without the other party’s prior written approval, which shall not be unreasonably withheld or delayed.

10.2.        Restrictions on Disclosure and Use.

(a)         Restrictions and Covenants.  Except as otherwise provided herein, each party agrees that, in its capacity as the Recipient of Confidential Information, it will (i) hold the Discloser’s Confidential Information in strict confidence, use a high degree of care in safeguarding the Discloser’s Confidential Information, and take all precautions necessary to protect the Discloser’s Confidential Information including, at a minimum, all precautions the Recipient normally employs with respect to its own Confidential Information, (ii) not divulge any of the Discloser’s Confidential Information or any information derived therefrom (including results of tests on material samples) to any other person (except as set forth in Section 10.2(b) (Disclosure to Representatives) hereof), (iii) not make any use whatsoever at any time of the Discloser’s Confidential Information except as is necessary in the performance of Recipient’s specific duties under this Agreement, (iv) notify the Discloser in writing immediately upon discovery by the Recipient or its Representatives of any unauthorized use or disclosure of the Discloser’s Confidential Information, and (v) upon the termination or expiration of this Agreement, immediately return to the Discloser or destroy (at the option of the Recipient) all such Confidential Information, including all originals, copies and extracts.

(b)         Disclosure to Representatives.  The Recipient may only disseminate the Discloser’s Confidential Information to its Representatives who have been informed of the Recipient’s obligations under this Agreement and are bound by an obligation of confidentiality and non-use with respect to the Discloser’s Confidential Information at least as broad in scope as the Recipient’s obligations under this Agreement.  The Recipient agrees to reasonably restrict disclosure of the Discloser’s Confidential Information to the smallest number of the Recipient’s Representatives which have a need to know the Confidential Information.  The Recipient shall be responsible for enforcing this Agreement as to the Recipient’s Representatives and shall take such action (legal or otherwise) to the extent necessary to cause them to comply with this Agreement.

(c)         Trade Secrets.  Any trade secrets of the Discloser will also be entitled to all of the protections and benefits of applicable trade secret law, and the Recipient agrees to be bound by all applicable trade secret laws, unfair competition laws, and any other similar laws with respect to the Discloser’s Confidential Information.  If any Confidential Information that the Discloser deems to be a trade secret is found by a court of competent jurisdiction not be a trade secret under applicable law, such Confidential Information will nevertheless still be protected by this Agreement.

(d)         Protection of Licensed Technical Information by Licensee.  Licensee acknowledges and agrees that the Licensed Technical Information derives economic value from not being generally known to other persons who can obtain economic value from its disclosure or use.  Therefore, without the express written consent of Licensor, Licensee covenants and agrees that it, its employees, contractors, representatives, successors, assigns, affiliates, parents, subsidiaries, officers, directors, and the like will (1) hold the Licensed Technical Information in strict confidence, use a high degree of care in safeguarding the Licensed Technical Information, and take all precautions reasonably necessary to protect the Licensed Technical Information including, without limitation, all precautions Licensee normally takes with respect to its own most sensitive and confidential information, (2) not divulge any of the Licensed Technical Information or any information derived therefrom to any person other than Licensor, (3) not make any use whatsoever at any time of the Licensed Technical Information except in furtherance of Licensee’s obligations to Licensor and as necessary to produce Licensed Products in accordance with the license granted under this Agreement, and (4)  notify Licensor in writing immediately upon discovery of any unauthorized use or disclosure of the Licensed Technical Information by Licensee or its employees or any third party.

(e)         Enforcement.  Licensee acknowledges and agrees that due to the unique nature of the Licensed Technical Information and other Confidential Information of Licensor, there can be no adequate remedy at law for any breach of its obligations hereunder, which breach may result in irreparable harm to Licensor, and therefore, that upon any such breach or any threat thereof, Licensor shall be entitled to appropriate equitable relief, including injunction, without the requirement of posting a bond, in addition to whatever remedies it might have at law.

(f)          Exceptions.  Confidential Information does not include information:

(i)            that becomes publicly known without breach of the Recipient's or its Representatives’ obligations under this Agreement;

(ii)           that is rightfully acquired by Recipient from a third party which is not subject to any restriction or obligation (whether contractual, fiduciary, or otherwise) on disclosure or use of such Confidential Information;

(iii)          that is independently developed by employees of the Recipient without knowledge of or reference to such Confidential Information, as evidenced by written documentation or other tangible evidence of Recipient;

(iv)          that is required to be disclosed by law or by court order or government order, provided that the Recipient (a) promptly notifies the Discloser of any such disclosure requirement so that the Discloser may seek an appropriate protective order (or other appropriate protections), and (b) provides reasonable assistance (at no cost to the Recipient) in obtaining such protective order or other form of protection; or

(v)           as to which and to the extent to which the Recipient has received express written consent from an authorized officer of the Discloser to disclose or use.

A specific item of Confidential Information shall not be deemed to fall within the foregoing exceptions merely because such specific item is embraced or implied by more general Confidential Information that falls within the foregoing exceptions.

10.3.        Nonsolicitation.  Each party hereby agrees that, during the term of this Agreement, such party will not without the prior written consent of the other party, either directly or through its Affiliates, solicit for employment or a consulting relationship any person such party knows or should reasonably know is an employee of the other party or of the other party’s Affiliates.  Notwithstanding the foregoing, a party may solicit and employ (or retain as a consultant) any person who (i) responds to a general solicitation of employment through an advertisement not specifically targeted at the other party, the other party’s Affiliates, or their respective employees, (ii) is referred to the soliciting party by search firms, employment agencies, or other similar entities, provided that such entities have not been specifically instructed to solicit employees of the other party or its Affiliates, (iii) contacts the soliciting party on his or her own initiative without any direct or indirect solicitation, or (iv) was not an employee of the other party or its Affiliates during the six (6) months prior to such solicitation or employment.

ARTICLE 11
MISCELLANEOUS

11.1.        Force Majeure.  Excluding payment obligations, neither party shall be liable for, nor shall it be considered in breach of this Agreement due to, any failure to perform its obligations under this Agreement as a result of a cause beyond its control, including any act of God or public enemy, act of any military, civil or regulatory authority, terrorism or threat thereof, change in any law or regulation, fire, flood, earthquake, storm or other like event, disruption or outage of communications, power or other utility, labor problem, unavailability of supplies, or any other cause, whether similar or dissimilar to any of the foregoing, which could not have been prevented by the party with reasonable care, provided that the affected party in writing, stating that such cause has delayed or prevented its performance and the affected party thereafter takes all action within its power to comply with terms of this Agreement as fully and promptly as possible.

11.2.        Notices.  All notice, requests, demands and other communications hereunder shall be in English and shall be given in writing and shall be:  (i) personally delivered; (ii) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents with confirmation of receipt; or (iii) sent to the parties at their respective addresses indicated herein by registered or certified mail, return receipt requested and postage prepaid, or by private overnight mail courier services with confirmation of receipt.  The respective addresses to be used for all such notices, demands or requests are as follows:

(a)	If to Licensee:

Innovative Materials Group, LLC
2749 Saturn St.
Brea, CA 92821
Attention: William Larson, Member
Phone: 714-225-7667

Or to such other person or address as Licensee shall furnish to Licensor in writing.

(b)	If to Licensor:

Liquidmetal Technologies
30452 Esperanza
Rancho Santa Margarita, CA (USA) 92688
Attention: Ricardo A. Salas, Executive Vice President
Phone No.: (949) 635-2100
Fax No.: (949) 315-3096

Or to such other person or address as Licensor shall furnish to Licensee in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt by the “attention” addressees or persons authorized to accept for such addressees; if transmitted by facsimile pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt by the “attention” addressees or persons authorized to accept for such addressees; and if sent by mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.  Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this paragraph.

11.3.        Independent Contractors.  In the performance of this Agreement, Licensor and Licensee are independent contractors.  Neither party nor any of its employees or agents shall be considered an employee or agent of the other party.  Nor shall any partnership, co-venture or joint-employer relationship be created or implied by virtue of this Agreement or of its performance.  The parties intend that this Agreement shall not create a partnership for tax purposes.

11.4.        Survival.  Any provisions which by its express or implicit terms are intended to survive the expiration or termination of this Agreement, shall survive the expiration or termination of this Agreement and be enforceable in accordance with their terms.

11.5.         Severability.  Each provision contained in this Agreement is declared to constitute a separate and distinct covenant and provision and to be severable from all other separate, distinct covenants and provisions.  It is agreed that should any clause, condition or term, or any part thereof, contained in this Agreement be unenforceable or prohibited by law or by any present or future legislation then such clause, condition, term or part thereof, shall be amended, and is hereby amended, so as to be in compliance with the said legislation or law but, if such clause, condition or term, or part thereof, cannot be amended so as to be in compliance with the said legislation or law, then such clause, condition, term or part thereof is severable from this Agreement, and all the rest of the clauses, terms and conditions or parts thereof contained in this Agreement shall remain unimpaired and continue in full force and effect.

11.6.         Amendment.  This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

11.7.         Waiver.  No waiver of a breach of any provision of this Agreement shall be deemed to be, or shall constitute, a waiver of a breach of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver of such breach unless otherwise expressly provided in such waiver.

11.8.         Governing Law.  This Agreement, the legal relations between the parties, and any action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the internal laws of the State of California (U.S.A.), excluding any choice of law rules that may direct the application of the laws of another jurisdiction, and except that questions affecting the construction and effect of any Patent shall be determined by the law of the country in which the Patent has been granted.

11.9.         Resolution of Disputes.  The parties irrevocably agree that any legal actions or proceedings brought by or against them with respect to this Agreement shall be brought exclusively in the courts in and for Orange County, California, and the United States District Court for the Orange County, California, and by execution and delivery hereof, the parties irrevocably submit to such jurisdiction and hereby irrevocably waive any and all objections which they may have with respect to venue in any of the above courts.

11.10.       Attorneys’ Fees.  In any action between the parties for relief based in whole or in part on this Agreement (or the breach thereof), including actions to collect overdue royalty payments, the prevailing party shall be entitled to recover (in addition to any other relief awarded or granted) its reasonable costs and expenses (including attorneys’ fees and expert witness fees) incurred in the proceeding.

11.11.       Entire Agreement.  This Agreement sets forth the complete agreement of the parties concerning the subject matter hereof.  No claimed oral agreement in respect thereto shall be considered as any part hereof.  No waiver of or change in any of the terms hereof subsequent to the execution hereof claimed to have been made by any representative of either party shall have any force or effect unless in writing, signed by duly authorized representatives of the parties.

11.12.       Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party shall assign its rights or duties under this Agreement, in whole or in part, without the prior written consent of the other party.

11.13.       Headings; Recitals.  The section and paragraph headings in this Agreement are for convenience only and are not intended to affect the meaning or interpretation of this Agreement. The recitals set forth in the preamble to this Agreement are true and correct and are made a part of this Agreement.

11.14.       Counterparts.  This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which together will constitute the same Agreement.

11.15.       Language.  In the event of controversy between the parties respecting the interpretation or application of this Agreement, the English language version of the Agreement shall be controlling.

[signatures follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date set forth above:

INNOVATIVE MATERIALS GROUP, LLC
By:	/s/ John Kang
Name:	John Kang
Title:

LIQUIDMETAL TECHNOLOGIES, INC.

By:	/s/ Thomas Steipp
Thomas Steipp, President

EXHIBIT A

LICENSED PATENTS

U.S. Patents 5,288,344 through 7,862,957

U.S. Patent Applications 10/523,465 through 61/354,620

EXHIBIT B

LICENSE RESTRICTIONS

1.              Licensed Products.  The Licensed Products shall be limited to, and the rights and licenses in this Agreement shall apply only to, the following products (a “Specified Product”), unless Licensor and Licensee otherwise specifically agree in writing to include additional products under this Agreement upon mutually agreed terms, at which time any such additional products included in a written amendment to this Exhibit B signed by Licensor shall thereafter be deemed to be a Specified Product:

[*]

                 Eyewear Products (as defined in Section 2.1(b) of this Agreement)

                 Notwithstanding the foregoing, at any time after the third (3rd) anniversary of this Agreement and upon written notice to Licensee, Licensor may terminate Eyewear Products as a Specified Product hereunder if the cumulative Net Sales Price of Eyewear Products sold by Licensee under this Agreement during the first three (3) years of this Agreement do not equal or exceed Five Hundred Thousand Dollars ($500,000).

2.              Excluded Products.  The licenses granted under Article 2 shall exclude the following products, even if such products are listed in Section 1 of this Exhibit B:

[*]

3.             Method of Manufacturing.  The Licensee will not be permitted to use any casting or molding machines for the processing of Liquidmetal Alloys other than the Casting Machines, which are the Licensor’s first generation die casting machines that were installed in Licensor’s Korean manufacturing facility (but not the second-generation 250-ton machine).

4.             Alloy Feedstock Supply.  Licensee must purchase all alloy feedstock necessary for the manufacture of Licensed Products from either Licensor or a Licensor-designated and authorized supplier of Liquidmetal alloy feedstock.  This shall not preclude Licensee from manufacturing its own Liquidmetal alloy feedstock, but such feedstock shall be subject to such quality standards as is required by Licensor of other feedstock suppliers.  The licenses and rights set forth in this Agreement shall not include the right and license to manufacture and/or sale of Liquidmetal alloy feedstock to third parties and shall be limited to the manufacture and sale of finished or semi-finished parts or products (unless Licensee otherwise becomes a “Certified Liquidmetal Alloying Partner” pursuant to a separate written agreement).

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS AND AN ASTERISK, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

5.              Limitation on Use of Liquidmetal Processing Technology.  For purposes of clarification, the rights and licenses set forth in Section 2.1 and 2.2 of this Agreement shall not include the right to use any Liquidmetal Processing Technology other than (i) the Casting Machines or (ii) any other Licensed Patents and Licensed Technical Information incidental to the use of the Casting Machines.  For this purpose, “Liquidmetal Processing Technology” means any technology or Intellectual Property relating to the casting or molding of Amorphous Alloys.

6.              Use of Other Amorphous Alloys.  Without the prior written consent of Licensor, Licensee shall not manufacture, market, or sell any part or product that contains both Liquidmetal Alloy and another Amorphous Alloy composition that is not a Liquidmetal Alloy.